Exhibit 99.B(a)(2)(c)

SCHEDULE A

To the Trust Instrument of Victory Variable Insurance Funds dated February 11, 1998,

Amended and Restated as of October 15, 1998,

Amended as of August 19, 2015

	Fund Name	Class A	Class I
1	Victory High Yield VIP Series		X
2	Victory INCORE Investment Quality Bond VIP Series		X
3	Victory INCORE Low Duration Bond VIP Series		X
4	Victory RS International VIP Serie		X
5	Victory RS Large Cap Alpha VIP Series		X
6	Victory RS Small Cap Growth Equity VIP Series		X
7	Victory S&P 500 Index VIP Series		X
8	Victory Sophus Emerging Markets VIP Series		X
9	Victory Variable Insurance Diversified Stock Fund	X

As of June 1, 2016